Exhibit 4.1

PARATEK PHARMACEUTICALS, INC.

AMENDMENT NO. 1 TO

TAX BENEFIT PRESERVATION PLAN

This AMENDMENT NO. 1 TO THE TAX BENEFIT PRESERVATION PLAN (this “Amendment”) is dated as of July 23, 2015 (the “Effective Date”) and amends the Tax Benefit Preservation Plan, dated as of September 13, 2013 (the “Tax Benefit Plan”), by and between Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Tax Benefit Plan.

RECITALS

WHEREAS, in accordance with Section 26 of the Tax Benefit Plan, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Tax Benefit Plan in any respect without the approval of any holders of Rights or Common Stock;

WHEREAS, the Company has determined to amend the Final Expiration Date so that the Rights terminate and expire on the date hereof; and

WHEREAS, the Rights are currently redeemable, and the Company has requested and directed that the Rights Agent shall join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:

1. Amendment of the Tax Benefit Plan. Section 7.1 of the Tax Benefit Plan is hereby amended and restated in its entirety as follows:

7.1 Exercise of Rights. Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredths of a share of Series A Preferred (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) 4:00 p.m., New York City time, on July 23, 2015 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, (iv) the time at which the Rights are exchanged as provided in Section 27, (v) the close of business on September 12, 2014, if Stockholder Approval has not been obtained by that date, (vi) the close of business on the effective date of the repeal of Section 382 if the Board determines that this Tax Benefit Plan is no longer necessary or desirable for the preservation of the Tax Benefits, or (vii) the time at which the Board determines that the Tax Benefits are fully utilized or no longer available under Section 382 or that an ownership change under Section 382 would not adversely impact in any material respect the time period in which the Company could use the Tax Benefits, or materially impair the amount of the Tax Benefits that could be used by the Company in any particular time period, for applicable tax purposes.

2. Amendment of Exhibits. The exhibits to the Tax Benefit Plan shall be deemed to be restated to reflect this Amendment, including all conforming changes.

3. Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Tax Benefit Plan and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Tax Benefit Plan and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Tax Benefit Plan and the exhibits thereto, the provisions of this Amendment will govern.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6. Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Tax Benefit Plan and the transactions contemplated hereunder and thereunder.

8. Governing Law. This Amendment will be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ William M. Haskel
Name:	William M. Haskel
Title:	SR. VP

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Nespoli
Name:	Michael Nespoli
Title:	Executive Director